Exhibit 99.4

OFFER TO EXCHANGE

All Outstanding Shares of Common Stock

of

PLX TECHNOLOGY, INC.

for

(I) 0.525 of a Share of Common Stock of Integrated Device Technology, Inc. and

(II) $3.50 in Cash, Per Share

by

PINEWOOD ACQUISITION CORP.

a wholly-owned subsidiary of

INTEGRATED DEVICE TECHNOLOGY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON JUNE 20, 2012, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

May 22, 2012

To Our Clients:

Enclosed for your consideration are the Prospectus/Offer to Purchase, dated May 22, 2012 (as may from time to time be amended, supplemented or finalized, the “Prospectus/Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”) to acquire each outstanding share of common stock, $0.001 par value (the “Shares”), of PLX Technology, Inc., a Delaware corporation (“PLX”), in exchange for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash (the sum of (i) and (ii) being the “Offer Price”), without interest and less any applicable withholding taxes, on the terms and conditions contained in the Offer.

Also enclosed is PLX’s Solicitation/Recommendation Statement on Schedule 14D-9.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 30, 2012, by and among IDT, Purchaser, Pinewood Merger Sub, LLC, a Delaware limited liability company (“Merger LLC”) and a wholly-owned subsidiary of IDT, and PLX (the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, where permissible, waiver of certain conditions, Purchaser will be merged with and into PLX (the “Merger”), with PLX surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of IDT. As of the effective time of the Merger, each outstanding Share (other than Shares beneficially owned by IDT, Shares held in treasury by PLX and Shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under applicable law) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, as set forth in the Merger Agreement and as described in the Prospectus/Offer to Purchase. IDT currently anticipates that, following consummation of the Merger and if certain conditions are met, including the receipt of opinion of counsel to PLX that the Offer, the Merger and the LLC Merger (as defined below), taken together, will qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, the Surviving Corporation will merge with and into Merger LLC with Merger LLC surviving as a wholly-owned subsidiary of IDT (the “LLC Merger”, and, together with the Merger, the “Mergers”).

We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Purchase. Your attention is invited to the following:

1.    The consideration per Share is (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash, without interest and less any applicable withholding tax, on the terms and conditions contained in the Offer.

2.     The Offer is being made for all outstanding Shares.

3.    The Board of Directors of PLX, by a unanimous vote of its directors at a meeting of the Board of Directors held on April 29, 2012, (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Mergers, are fair to and in the best interests of PLX and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Mergers, advisable and (iii) recommended to PLX’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

4.    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT THE END OF THE DAY ON JUNE 20, 2012, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

5.    There is no financing condition to the Offer. Consummation of the Offer is subject to various conditions set forth in the Merger Agreement, including, but not limited to (i) the valid tender into the Offer, without proper withdrawal, of a number of Shares that, together with Shares then directly or indirectly owned by IDT, represents at least a majority of the outstanding Shares, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger, (ii) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) the registration statement for IDT’s common stock issuable in connection with the Offer and the Merger being declared effective by the Securities and Exchange Commission (the “SEC”) and not subject to any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn, (iv) the approval of the listing of such shares on NASDAQ and (v) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement and described in the Prospectus/Offer to Purchase) with respect to PLX’s business. Subject to the terms of the Merger Agreement, Purchaser reserves the absolute right in its sole discretion to waive any of the specified conditions of the Offer in the case of any Shares tendered; provided, however, that the conditions described in clauses (i) through (iv) of this paragraph 5 shall not be waivable and may not be waived by Purchaser.

6.    Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Computershare, as exchange agent (the “Exchange Agent”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, backup withholding of federal income tax (currently at a rate of 28%) may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (“Certificates”), or, if such Shares are in book-entry form, a timely book-entry confirmation (as defined in the Prospectus/Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in “Procedure for Tendering Shares” of the Prospectus/Offer to Purchase, an agent’s message (as defined in the Prospectus/Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, Holders may be paid at different times depending upon when Certificates or book-entry confirmations with respect to Shares are actually received by the Exchange Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO EXCHANGE

ALL OUTSTANDING SHARES OF COMMON STOCK

of

PLX TECHNOLOGY, INC.

by

PINEWOOD ACQUISITION CORP.

a wholly-owned subsidiary of

INTEGRATED DEVICE TECHNOLOGY, INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Prospectus/Offer to Purchase, dated May 22, 2012, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the “Offer”) in connection with the offer by Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”) to acquire each outstanding share of common stock, $0.001 par value (the “Shares”), of PLX Technology, Inc., a Delaware corporation (“PLX”), in exchange for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash (the sum of (i) and (ii) being the “Offer Price”), without interest and less any applicable withholding taxes, on the terms and conditions contained in the Offer.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

_______________________________________ Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Dated:	Tax Identification Number or Social Security Number

(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.